Exhibit 10.13

The Western Union Company

Grandfathered Supplemental Incentive Savings Plan

ARTICLE I

HISTORY AND PURPOSE OF THE PLAN

1.1 Plan History. The Western Union Company (the “Company”) hereby continues a portion of its nonqualified deferred compensation plan as The Western Union Company Grandfathered Supplemental Incentive Savings Plan (the “Plan”) as a separate plan, effective as of the date that the Company was spun off from First Data Corporation (“Spin-Off Date”). Effective as of the Spin-Off Date, the Plan is being spun off from the First Data Corporation Supplemental Incentive Savings Plan (the “First Data SISP”), which was most recently amended and restated effective January 1, 2003.

1.2 Accounts Spun Off From the First Data SISP. The following accrued liabilities under the First Data SISP are hereby spun off from the First Data SISP and held in the Plan, effective as of the Spin-Off Date:

(a)	liability equal to the bookkeeping accounts for deferrals contributed before January 1, 2005, plus related earnings, by Participants who are Business Employees.

(b)	liability equal to the bookkeeping accounts for employer matching contributions, service-related contributions, and ISP Plus contributions to the extent 100% vested as of December 31, 2004 (collectively, “Vested Employer Contributions”), plus related earnings on the Vested Employer Contributions, by Participants who are Business Employees.

(c)	liability equal to the bookkeeping accounts for account balances accumulated under other deferred compensation plans or programs of First Data Corporation that were merged into the First Data SISP, as listed in Appendix A, for Participants who are Business Employees.

For purposes of this Section 1.2, “Business Employees” means a Transferred Employee or any other individual employed at any time on or prior to the Spin-Off Date by the Company or its Affiliates who has, as of the Spin-Off Date, or who, immediately prior to his or her termination of employment with all of First Data Corporation and its Affiliates, had employment duties primarily related to the business of providing consumer to consumer money transfer services, consumer to business payment services, retail money order services and certain prepaid services. For purposes of this Section 1.2, “Transferred Employee” means an employee of First Data Corporation or any of its Affiliates (other than the Company or any of its Affiliates) whose employment is transferred to the Company or any of its Affiliates immediately prior to the Spin-Off Date.

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Code § 409A does not apply to the Plan under the grandfather rules of Code § 409A because (i) the predecessor plan, the First Data SISP, was in existence as of October 3, 2004, (ii) the Plan has not been materially modified, and (iii) all amounts credited under the Plan were 100% vested before January 1, 2005.

1.3 Purpose of the Plan. The purpose of the Plan is to further the growth and development of the Company by enhancing the Company’s ability to attract and retain select employees by providing a select group of senior management and highly compensated employees of the Company and its Affiliates the opportunity to defer a portion of their cash compensation. The Plan is intended to provide Participants with an opportunity to supplement their retirement income through deferral of current compensation. The Plan is an unfunded plan.

ARTICLE II

DEFINITIONS

2.1 “Affiliate” shall mean any entity which is treated as a single employer together with the Company pursuant to section 414(b) or (c) of the Code, and any other entity or organization designated as an Affiliate by the Committee.

2.2 “Base Salary” shall mean a Participant’s annualized base salary, without taking into account (a) commissions, bonus amounts (of any kind), reimbursements of expenses, income realized upon exercise of stock options or sales of stock, or (b) deferrals of income under this Plan or any other employee benefit plan of the Company.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Bonus” shall mean the payout amount earned by a Participant under one of the Company’s annual bonus or incentive compensation plans.

2.5 “Cause” shall mean (i) willful and continued failure to substantially perform the duties assigned by the Company or an Affiliate (other than a failure resulting from the award recipient’s disability); (ii) engaging in conduct which is injurious to the Company or an Affiliate (monetarily or otherwise); (iii) any act of dishonesty, violation of a policy of the Company or Affiliate, or violation of any agreement between the Employee and the Company or Affiliate; (iv) commission of a felony; or (v) continued failure to meet performance standards, excessive absenteeism, or a significant violation of any statutory or common law duty of loyalty to the Company or an Affiliate.

2.6 “Change in Control” shall have the meaning ascribed to such term in the 2002 First Data Corporation Long Term Incentive Plan, as approved by First Data Corporation’s shareholders.

2.7 “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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2.8 “Committee” means, prior to the Spin-Off Date, the Company’s Employee Benefits Administration and Investment Committee, or its successor, and, on and after the Spin-Off Date, the Company’s Employee Benefits Committee or its successor.

2.9 “Compensation” means, for all purposes of the Plan, “compensation” as defined in the First Data Corporation Incentive Savings Plan, as may be amended, in which case such amendments shall automatically apply to the definition of Compensation under this Plan.

2.10 “Competitor” shall mean any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Plan, in the manufacture, sale, or distribution of products, or in the providing of services, in competition with products manufactured, sold, or distributed, or services provided, by the Company or any subsidiary, partnership, or joint venture of the Company. The determination of whether a business is a Competitor shall be made by the Company’s General Counsel, in his or her sole discretion.

2.11 “Deferred Account” or “Deferral Account” shall mean the record maintained by the Company for each Participant of the cumulative amount of (a) account balances accumulated under the First Data SISP which were spun off from the First Data SISP into this Plan and (b) imputed gains or losses on those amounts accrued as provided in Article V of the Plan.

2.12 “Deferred Compensation Agreement” means, collectively, the written agreements between a Participant and the Company (or an Affiliate), or between a Participant and First Data Corporation and any of First Data Corporation’s affiliates, in substantially the form set forth in Appendix B, whereby a Participant irrevocably agrees to defer a portion of his or her Salary and/or Bonus (a Deferral Election Agreement) and the Company agrees to make benefit payments in accordance with the provisions of the Plan (a Distribution Election Agreement).

2.13 “Deferred Compensation and Benefits Trust” or “DCB Trust” means the irrevocable trust established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which will be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency.

2.14 “Designated Beneficiary” shall mean the person or persons designated by a Participant pursuant to rules prescribed by the Committee to receive any benefits payable pursuant to the Plan upon his or her death. In the absence of a beneficiary designation, or if a Participant’s Designated Beneficiary dies prior to the Participant’s death, the Participant’s Designated Beneficiary shall be his or her surviving spouse, if any, and if none, his or her estate.

2.15 “Employee” means a full time employee on the United States Payroll of the Company.

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2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17 “Excess Benefit Credits” means the amounts, if any, credited to a Participant’s Plan Deferral Account pursuant to Section 4.7 of this Plan.

2.18 “Incentive Savings Plan” or “ISP” means the First Data Corporation Incentive Savings Plan, as amended from time to time.

2.19 “Investment Account” means any of the notional accounts as may be identified by the Company from time to time to which Participants may allocate all or any portion of their Deferred Accounts for purposes of determining the gains or losses to be assigned to the Deferred Accounts. Such accounts shall be notional, unfunded, and established solely for the purpose of determining imputed gains or losses in a Participant’s Deferred Account. Effective before the Spin-Off Date, the available Investment Account and applicable earnings rate shall be the First Data Fixed Interest Rate as determined under the First Data SISP. Effective after the Spin-Off Date and prior to January 1, 2007, Participants may choose to have gains or losses determined under (a) the available Investment Account and applicable earnings rate offered under the First Data SISP as of the Spin-Off Date or (b) the investment options available to participants under The Western Union Company Incentive Savings Plan, excluding any brokerage account option or any employer stock fund. Effective on and after January 1, 2007, the available Investment Accounts shall be the same investment options available to participants under The Western Union Company Incentive Savings Plan, excluding any brokerage account option or any employer stock fund.

2.20 “Participant” means an Employee who had satisfied the Plan’s eligibility criteria and who had entered into a written Deferred Compensation Agreement in accordance with the provisions of the First Data SISP.

2.21 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.22 “Potential Change in Control” means any of the following: if (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (b) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities;

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unless that Person has filed a schedule under Section 13 of the Securities Exchange Act of 1934 and the rules and regulations promulgated under Section 13, and that schedule (including any and all amendments) indicates that the Person has no intention to (i) control or influence the management or policies of the Company, or (ii) take any action inconsistent with a lack of intention to control or influence the management or policies of the Company; or (d) the Board adopts a resolution to the effect that a Potential Change in Control of the Company has occurred.

2.23 “Salary” means a Participant’s Base Salary plus commissions and incentive compensation other than Bonus paid to the Participant for personal services rendered by the Participant to the Company during a calendar year.

2.24 “Termination” means the Participant’s ceasing to be employed by the Company or an Affiliate for any reason whatsoever, whether voluntarily or involuntarily, including by reason of early retirement, normal retirement, death or disability. Transfers from the Company to an Affiliate, or vice versa, or among Affiliates shall not be deemed a Termination for purposes of this Plan.

ARTICLE III

ADMINISTRATION AND INTERPRETATION

The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. The Committee’s responsibilities for administration and interpretation of the Plan shall be exercised by Company employees who have been assigned those responsibilities by the Company’s management. Any Company employee exercising responsibilities relating to the Plan in accordance with this Section shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee. Any Participant may appeal any action or decision of these employees to the Committee. Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Articles IX and X. Any interpretation by the Committee shall be final and binding on the Participants.

ARTICLE IV

PARTICIPANT DEFERRAL AND DISTRIBUTION ELECTIONS

4.1 Eligibility. The Company shall identify those Employees of the Company or any of its subsidiaries that are eligible to participate in this Plan. Only Employees who are in salary grade 13 or above (IT Broadband 4), whose Base Salary is equal to or greater than $80,000 annually (which amount may be reviewed and adjusted annually by the Committee in its discretion), and who are selected by the Committee as eligible to participate may enroll in the Plan. Eligibility to participate in the Plan is entirely at the discretion of the Company and shall be limited to a select group of senior management or

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highly compensated employees. Eligibility to participate in this Plan for any calendar year shall not confer the right to participate during any subsequent year.

4.2 Execution of Agreement. An Employee who wishes to participate in the Plan must execute a Deferred Compensation Agreement(s) either (a) for a newly hired Employee, within 30 days after his or her date of hire, or (b) for an Employee satisfying the Plan’s eligibility criteria and who is selected by the Committee, during the annual enrollment period determined from time to time by the Committee. The Deferred Compensation Agreement shall specify the Employee’s election to participate in the Plan to defer Salary and/or Bonus to be earned during the remainder of that calendar year (for new hires only) and subsequent calendar years. Participants shall make separate elections with respect to deferrals of Salary and Bonus.

4.3. Deferral Election. Within limits established by the Company, each Participant shall have the opportunity to elect the amount of his or her Salary and/or Bonus to be earned in calendar years subsequent to the date of election, which will be deferred in accordance with this Plan. The Compensation otherwise paid to a Participant during each calendar year beginning after the date of the deferral election shall be reduced by the amount elected to be deferred. Elections to defer Compensation are irrevocable except as otherwise provided in this Plan. The amount of Salary and/or Bonus to be deferred will be specified in the Deferred Compensation Agreement and will be limited to a maximum of 80 percent of the Participant’s Compensation. Notwithstanding the foregoing, no deferrals to the Plan shall be allowed after December 31, 2004.

4.4 Change of Deferral Election.

(a)	Change For Following Calendar Year. A Participant who wishes to change an election to defer Compensation may do so at any time by notifying the Committee in writing of such change in election. Such written change must be submitted in all events prior to December 31 of the year immediately preceding the calendar year for which the change in election is to be effective. The Committee may, in its sole discretion, establish earlier deadlines or annual enrollment periods for such election changes during which such elections must be made.

(b)	Change For Current Calendar Year. A Participant who wishes to change an election to defer Compensation on or after January 1 of any calendar year for which the change in election is to be effective must submit a written request to the Committee to revoke his or her existing deferral election. The request must state why the Participant believes he or she should be permitted to revoke the prior election. Requests will be reviewed as soon as administratively feasible and, if a change is permitted by the Committee in its sole discretion, the change will be effective for all remaining pay periods following the date of the determination.

4.5 Distribution Election. At the time a Participant initially elects to defer Compensation under Section 4.3, he or she shall elect a distribution option for the

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Compensation so deferred, including gains or losses thereon, as specified in the Deferred Compensation Agreement. The distribution election shall apply to all amounts attributable to the Participant’s Deferred Account under this Plan, including amounts previously deferred under plans listed under Appendix A which have been merged into this Plan and amounts spun off from the First Data SISP. Elections regarding distribution of Deferred Accounts under this Plan are irrevocable except as otherwise provided in this Plan.

4.6 Change of Distribution Election. Participants who are actively employed by the Company or an Affiliate may request, in writing, a change in their distribution election no more frequently than once in any five calendar year period. The changed distribution election must be one of the distribution options in the original Deferred Compensation Agreement. The Committee must receive the request by the earlier of (a) December 31 of the calendar year immediately preceding the year benefits are first scheduled to be paid, or (b) 30 days before the first date benefits are scheduled to be paid. The request shall be approved or denied at the Committee’s sole discretion. No change will be permitted that would allow a payment to be made earlier than originally elected in the Deferred Compensation Agreement.

4.7 Excess Benefit Credits. Participation in this Plan is not intended to cause an employee to lose any portion of any Company contribution that would otherwise have been made to the Participant’s ISP account. The Committee may implement such procedures and policies as are necessary or appropriate in the Committee’s discretion consistent with such intent. A Participant’s Deferral Account under this Plan shall be credited with amounts that would have been contributed by the Company and credited to his or her accounts as employer matching contributions, service-related contributions, and ISP Plus contributions (collectively, “Excess Benefit Credits”) in accordance with the terms of the ISP but for the limitations imposed by sections 401(a)(17) of the Code, provided, however, that Excess Benefit Credits for employer matching contributions shall be made for any Plan Year only to the extent that a Participant’s Participation Election is in effect for such Plan Year. Such amounts shall be credited to the Participant’s Deferral Account as of the date such amounts would have been credited to the Participant’s accounts under the ISP but for the application of such limitations. The Committee shall separately account for that portion, if any, of a Participant’s Deferral Account that is allocable to Excess Benefit Credits attributable to (i) employer matching contributions, (ii) service-related contributions, and (iii) ISP Plus contributions. The Company matching contribution will be allocated to the Investment Account to which the Participant’s deferrals of Base Salary are allocated.

ARTICLE V

DEFERRED ACCOUNT ALLOCATIONS AND ADJUSTMENTS

5.1 Committee’s Selection of Investment Accounts. Effective before the Spin-Off Date, the Committee shall identify one or more Investment Accounts based upon which imputed gains or losses shall be credited to Participants’ Deferred Accounts. The

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Committee may add or eliminate Investment Accounts from time to time in its sole discretion. No identification by the Committee of an Investment Account shall give, or be deemed for any purpose to give, a Participant an interest in any asset or investment held by the Company for any purpose. Effective before the Spin-Off Date, the Committee in its sole discretion shall determine the interest or earnings rates to be applied in any such Investment Accounts from time to time. Effective after the Spin-Off Date and prior to January 1, 2007, Participants may choose to have gains or losses determined under (a) the available Investment Account and applicable earnings rate offered under the First Data SISP as of the Spin-Off Date or (b) the investment options available to participants under The Western Union Company Incentive Savings Plan, excluding any brokerage account option or any employer stock fund. Effective on and after January 1, 2007, the available Investment Accounts shall be the same investment options available to participants under The Western Union Company Incentive Savings Plan, excluding any brokerage account option or any employer stock fund.

5.2 Participant Identification of Investment Accounts. Participants shall identify one or more Investment Account(s) with respect to which imputed gains or losses shall be attributed (credited or debited) to the Participant’s Deferred Account. Each Participant must allocate his or her current deferrals of Compensation to one of the Investment Accounts. Participants who are active employees may change the allocation of future deferrals to or from any Investment Account on any business day, with any change effective as of the first pay period beginning after the date of the change. Effective prior to the Spin-Off Date, Participants who are active employees, and on and after the Spin-Off Date, all Participants may, upon notice to the Plan’s recordkeeper, shift the allocation of all or any portion of their Deferred Account balance among any of the Investment Accounts, on any business day. Changes received by the Plan’s recordkeeper prior to the close of trading on the New York Stock Exchange will be effective as of that day. Changes received by the recordkeeper after such time on any day will be effective as of the end of the next trading day on the New York Stock Exchange. Effective January 1, 2007, if a Participant does not choose an Investment Account, the Participant’s Deferred Account shall be invested in the Target Retirement fund based on the Participant’s age as of the default investment election date.

5.3 Record of Investment Accounts. The Committee shall maintain a record of each Participant’s Deferred Account balance, allocations, thereto, and gains or losses credited thereto. Each Participant’s Deferred Account shall be adjusted on a daily basis to reflect the deemed gains or losses attributable to the Investment Account(s) selected by the Participant.

5.4 Initial Investment Accounts for Accounts. A Participant’s Deferred Account spun off from the First Data SISP into this Plan shall be initially allocated to the same Investment Accounts to which the Participant’s Deferred Account balance was allocated under the First Data SISP.

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ARTICLE VI

DISTRIBUTIONS

6.1 Distributions in General. The Company shall distribute Participants’ Deferred Accounts as elected by each Participant in the applicable Deferred Compensation Agreement, except as otherwise provided in this Article VI

6.2 Benefits Upon Termination.

(a)	Investment Allocation Upon Termination (Prior to the Spin-Off Date). Effective prior to the Spin-Off Date, upon Termination, the Participant’s entire Deferred Account shall be automatically allocated to the Fixed Income Fund Account pending distribution thereof, notwithstanding any elections or allocation decisions previously made by the Participant. The deemed earnings rate for the Fixed Income Fund Account shall apply prospectively from the date of Termination to all undistributed amounts of the Participant’s Deferred Account. Prior to the Spin-Off Date, from and after the date of Termination, the Participant shall have no rights under this Plan to alter the Investment Account to which his or her Deferred Account is allocated, or to request any change in previous distribution election(s).

(b)	Investment Allocation Upon Termination (On and After the Spin-Off Date). On and after the Spin-Off Date, upon Termination, the Participant’s elections and allocation decisions previously made by the Participant shall continue to apply, and the Participant shall be permitted to change Investment Accounts in his or her discretion in the same manner as an active Employee. Participants who terminated prior to the Spin-Off Date shall again be permitted to change Investment Accounts in their discretion in the same manner as an active Employee.

(c)	Payment of Deferred Account Upon Termination. Upon Termination, a Participant shall be paid his or her Deferred Account in a lump sum or in quarterly or annual installments calculated to distribute his or her Deferred Account over a period of not more than 10 years, as elected by the Participant in his or her Deferred Compensation Agreement. Payments shall commence on the date and shall be made in the manner elected by the Participant in the Deferred Compensation Agreement. Unpaid balances under the installment election shall continue to be credited with imputed gains or losses.

6.3 Service with a Competitor/Violation of Nonsolicitation or Noncompete Agreement. If a Participant provides services for remuneration to a Competitor following his or her Termination, or if a Participant is determined by the Company’s General Counsel to have violated any non-solicitation or non-compete agreement the Participant has signed with the Company, then notwithstanding anything in this Plan to

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the contrary such Participant’s entire Deferred Account balance shall be distributed in a single lump sum as soon as administratively feasible, less the value of all Excess Benefit Credits and earnings thereon previously credited to the Participant’s Deferred Account under Section 4.7. Determination of whether a Participant provides services to a Competitor shall be determined by the Company’s General Counsel, in his or her sole discretion.

6.4 Hardship Distribution. If serious and unanticipated financial hardship occurs, a Participant may request termination of participation in the Plan and a lump-sum distribution of all or a portion of his or her Deferred Account balance. The Participant shall document, to the Committee’s satisfaction, that distribution of his or her account is necessary to satisfy an unanticipated, immediate, and serious financial need, and that the Participant does not have access to other funds, including proceeds of any loans, sufficient to satisfy the need. Upon receipt of a request under this Section, the Committee may, in its sole discretion, terminate the Participant’s involvement in the Plan and distribute all or a portion of the Participant’s account balance in a lump sum, to the extent necessary to satisfy the financial need. The Participant shall sign all documentation requested by the Committee relating to the distribution. Any Participant whose participation in the Plan terminates under this Section shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company during the remainder of the calendar year of distribution under this paragraph and the immediately following calendar year.

6.5 Premature Distribution With Penalty. Notwithstanding any provision in this Plan to the contrary, a Participant or beneficiary may, at any time, request in writing a single lump-sum payment of the amount credited to his or her Deferred Account under the Plan. The amount of the payment shall be equal to (a) the Participant’s Deferred Account balance under the Plan as of the payment date, reduced by (b) an amount equal to 10% of the Deferred Account balance. This lump-sum payment shall be subject to withholding of federal, state, and other taxes to the extent applicable. The Plan Administrator shall review all requests under this Section 6.5 and shall, in his or her sole discretion, approve or deny the request. If approved, the payment shall be made within 30 days of the date on which the Committee received the request for the distribution. If a Participant makes a request which is approved under this provision, he or she shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company, including this Plan, during the remainder of the calendar year of distribution under this paragraph and the immediately following calendar year. In addition, in such event, any deferred compensation agreement under any nonqualified deferred compensation plan of the Company shall not be effective with respect to Compensation payable to the Participant during the remainder of the calendar year of distribution under this paragraph and the immediately following calendar year.

6.6 Distribution Upon Extraordinary Events. If any Participant terminates employment with the Company as a direct result of the sale, closure, or divestiture of a facility, operating division, or reduction in force in connection with any reorganization of the Company’s operations or staff, the Participant may request a lump sum distribution of

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his or her entire Deferred Account balance without penalty. Upon receipt of a request for distribution under this Section, the Committee may, in its sole discretion, elect whether to approve or deny the request. If the Committee approves the request, distribution of the Participant’s Deferred Account balance shall occur on or about January 1 of the year following the year during which Termination occurred.

6.7 Small Account Distributions. On the date of Termination, if a Participant’s Deferred Account balance is less than $50,000, the Company shall promptly distribute the entire Deferred Account balance in a lump sum to the Participant, regardless of Participant’s distribution election, and the Participant shall have no further rights or benefits under this Plan.

6.8 Distributions Following Death; Designation of Beneficiary. The Company shall make all payments to the Participant, if living. A Participant shall designate a beneficiary by filing a written notice of designation with the Committee in such form as the Committee may prescribe. If a Participant dies either before benefit payments have commenced under this Plan or after his or her benefits have commenced but before his or her entire Deferred Account has been distributed, his or her Designated Beneficiary shall receive any benefit payments in accordance with the Deferred Compensation Agreement. If no beneficiary designation is in effect at the time of a Participant’s death, or if a Participant’s Designated Beneficiary dies prior to the Participant’s death, the Participant’s Designated Beneficiary shall be his or her surviving spouse, if any, and if none, the Participant’s entire Deferred Account shall be distributed in a single lump sum to the Participant’s estate.

ARTICLE VII

MISCELLANEOUS

7.1 Assignability. A Participant’s rights and interests under the Plan may not be assigned or transferred except, in the event of the Participant’s death, as described in Section 6.8.

7.2 Taxes. The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld.

7.3 Construction. To the extent not preempted by federal law, the Plan shall be construed according to the laws of the state of Colorado.

7.4 Form of Communication. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant to the Committee shall be made in writing and in such form as the Committee may prescribe. Such communication shall be effective upon receipt by the Company’s Senior Vice President, Compensation and Benefits, at 12500 East Belford Avenue, Englewood, CO 80112.

7.5 Service Providers. The Company may, in its sole discretion, retain one or more independent entities to provide services to the Company in connection with the

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operation and administration of the Plan. Except as may be specifically delegated or assigned to any such entity in writing, the Company shall retain all discretionary authority under this Plan. No Participant or other person shall be a third party beneficiary with respect to, or have any rights or recourse under, any contractual arrangement between the Company and any such service provider.

7.6 Amendment and Termination. The Committee may, at its sole discretion, amend or terminate the Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent.

7.7. Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

ARTICLE VIII

DEFERRED COMPENSATION AND BENEFITS TRUST

Upon the occurrence of any Potential Change in Control or an actual Change in Control, the Company may in its discretion transfer to the DCB Trust an amount of cash, marketable securities, or other property acceptable to the trustee equal in value up to 105% of the amount necessary, on an actuarial basis and calculated in accordance with the terms of the DCB Trust, to pay the Company’s obligations with respect to Deferred Accounts under this Plan (the “Funding Amount”). Any cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee subject to and in accordance with the terms of the DCB Trust. In addition, from time to time, the Company may make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee as may be necessary in order to maintain the Funding Amount with respect to this Plan. Any amounts transferred to the DCB Trust under this paragraph shall, at any time prior to the occurrence of an actual Change in Control, be returned to the Company by the Trustee at the Company’s request.

Upon an actual Change in Control, all assets then held in the DCB Trust shall be used to pay benefits under this Plan, except to the extent the Company pays such benefits. The Company and any successor shall continue to be liable for the ultimate payment of those benefits.

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ARTICLE IX

CLAIMS PROCEDURE

Claims for benefits under the Plan shall be filed in writing, within 60 days after the event giving rise to a claim, with the Company’s Senior Vice President, Compensation and Benefits (the “Plan Administrator”), who shall have absolute discretion to determine whether benefits are payable under the Plan, interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Committee. The claim shall include a statement of all relevant facts and copies of all documents, materials, or other evidence that the claimant believes relevant to the claim.

The Plan Administrator shall furnish a notice to any claimant whose claim for benefits under the Plan has been denied within 90 days from receipt of the claim. This 90-day period may be extended if special circumstances require an extension, provided that the time period cannot exceed a total of 180 days from the Plan’s receipt of the claimant’s claim and the written notice of the extension is provided before the expiration date of the initial 90-day claim period. If an extension is required, the Plan Administrator shall provide a written notice of the extension that contains the expiration date of the initial 90-day claim period, the special circumstances that require an extension, and the date by which the Plan Administrator expects to render its benefits determination.

The Plan Administrator’s claim denial notice shall set forth:

(b)	the specific reason or reasons for the denial;

(c)	specific references to pertinent Plan provisions on which the denial is based;

(d)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and

(e)	an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review, including any applicable time limits, and a statement of the Participant’s or beneficiary’s right to bring a civil action under ERISA § 502(a) if the claim is denied on review.

A claimant who wishes to appeal the adverse determination must request a review in writing to the Plan Administrator within 60 days after the appealing claimant received the denial of benefits.

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ARTICLE X

CLAIMS REVIEW PROCEDURE

Any Participant, former Participant, or Designated Beneficiary of either, who has been denied a benefit claim, shall be entitled, upon written request, to a review of the denied claim by the Committee. A claimant appealing a denial of benefits (or the authorized representative of the claimant) shall be entitled to:

(a)	submit in writing any comments, documents, records and other information relating to the claim and request a review;

(b)	review pertinent Plan documents; and

(c)	upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Participants or Designated Beneficiaries.

The Committee shall reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.

Decision on Review. The decision on review of a denied claim shall be made in the following manner:

(a)	The decision on review shall be made by the Committee, who may in its discretion hold a hearing on the denied claim. The Committee shall make its decision solely on the basis of the written record, including documents and written materials submitted by the Participant or Designated Beneficiary (or the authorized representative of the Participant or Designated Beneficiary). The Committee shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time is required due to special circumstances, the Committee will provide written notice of the extension to the Participant or Designated Beneficiary prior to the time the extension commences, stating the special circumstances requiring the extension and the date by which a final decision is expected.

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(b)	The decision on review shall be in writing, written in a manner calculated to be understood by the Participant or Designated Beneficiary. If the claim is denied, the written notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the Participant’s or Designated Beneficiary’s right to bring an action under ERISA § 502(a), and a statement that the Participant or Designated Beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(c)	The Committee’s decision on review shall be final. In the event the decision on review is not provided to the Participant or Designated Beneficiary within the time required, the claim shall be deemed denied on review.

ARTICLE XI

LAWSUITS, JURISDICTION, AND VENUE

No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Articles IX and X. Any such lawsuit must be initiated no later than (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision was provided to the claimant under Article X, whichever is sooner. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Denver, Colorado. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of Colorado shall apply.

ARTICLE XII

EFFECTIVE DATE OF PLAN

Effective as of the Spin-Off Date, the Plan is being spun off from the First Data SISP, which was effective January 1, 2003.

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The Company hereby agrees to the provisions of the Plan and in witness of its agreement, the Company by its duly authorized officer has executed the Plan on the date written below.

THE WESTERN UNION COMPANY

By:
Title:
Date:

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APPENDIX A

List of Deferred Compensation Plans/Programs Merged into

the First Data Corporation Supplemental Incentive Savings Plan

•	First Data Corporation Supplemental Savings Plan 2000

•	First Data Corporation Supplemental Savings Plan

•	First Data Corporation 1992 Salary Deferral Plan*

*	indicates merger of plans only to extent of participant elections to transfer accrued liabilities to this Plan.

NOTE: Plan merger is effective only with respect to active employees. All rights of participants and obligations of First Data Corporation under the above-listed plans with respect to employees who have terminated employment with First Data Corporation or any subsidiary prior to January 1, 2003, shall be as described in those plans. Such former employees shall not be Participants in, or have any rights under, this Plan.

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APPENDIX B

First Data Corporation Supplemental Incentive Savings Plan

Deferral Election Agreement

THIS AGREEMENT, dated _____________________, is between FIRST DATA CORPORATION (the “Company”) and ______________________ (the “Employee”). The Company designates the Employee as a Participant in the Company’s Supplemental Incentive Savings Plan (the “Plan”), which is incorporated into this Agreement. The Company and the Employee agree as follows:

Salary Deferral Election

1. I, the Employee, elect to defer a portion of my 2003 Salary [YES ☐] [NO ☐] [Initial one]. If Yes, I irrevocably elect to defer receipt of ____% (1% to 80%) of my Salary otherwise payable to me commencing January 1, 2003.

Note: This election will apply to your Salary defined as Plan eligible compensation excluding annual bonus compensation, paid during 2003 and in successive years provided that you remain eligible for participation in the Plan, unless you elect to change this deferral election as provided in the Plan. You will have the opportunity each year to make a different deferral election for the following year.

Bonus Deferral Elections

2. I, the Employee, elect to defer a portion of my 2002 Annual Bonus, payable in 2003, in addition to the deferral election stated above [YES ☐] [NO ☐] [Initial one]. If Yes, I irrevocably elect to defer receipt of ____% (1% to 80%) of the Bonus otherwise payable in 2003.

3. I, the Employee, elect to defer a portion of my 2003 Annual Bonus in addition to the deferral election stated above [YES ☐] [NO ☐] [Initial one]. If Yes, I irrevocably elect to defer receipt of ____% (1% to 80%) of the Bonus, if any, earned based on 2003 performance and otherwise payable in 2004.

Note: Your election to defer 2003 Annual Bonus payable in 2004 will remain in effect for future annual bonus compensation provided that you remain eligible for participation in the Plan, unless you elect to change this deferral election as provided in the Plan. You will have the opportunity each year to make a different bonus deferral election on bonus amounts to be earned during the following year (and payable in the next following year).

The Company believes, but does not guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income.

I, the Employee, understand and acknowledge that my account balance in the plan is unfunded, represents a contractual obligation of the Company, that no assets are or will be set aside from the Company’s general assets to pay benefits under the Plan, and that I am an unsecured general creditor of the Company with respect to my interest in and benefits under the Plan.

In witness whereof, the parties have entered into this Agreement on the day first written above.

First Data Corporation	Employee

By	By

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First Data Corporation Supplemental Incentive Savings Plan

Distribution Election Agreement and Beneficiary Designation

THIS AGREEMENT, dated ___________, is between FIRST DATA CORPORATION (the “Company”) and ______________________ (the “Employee”). The Company has designated the Employee as a Participant in the Company’s Supplemental Incentive Savings Plan (the “Plan”), which is incorporated into this Agreement. The Company and the Employee agree as follows:

Distribution Election. This election will apply to ALL Employee’s nonqualified plan deferred compensation with the Company including amounts deferred under prior plans that have been merged into this Plan.

1.	The Employee elects the following form of distribution of his or her Deferred Account balance (choose one):

☐ A. Lump-sum payment.

☐ B. Quarterly installment payments over a period of ________ years (enter whole number not to exceed 10 years).

☐ C. Annual installment payments over a period of ________ years (enter whole number not to exceed 10 years).

2.	The Employee elects the following payment start date (choose one):

☐ A. Upon Termination of Employment.

☐ B. One Year Following Termination of Employment. [“First Anniversary”]

☐ C. Two Years Following Termination of Employment. [“Second Anniversary”]

☐ D. _____Years (Maximum of 5) Following Termination of Employment [“______ Anniversary”]

3.	If at the time on termination of employment, the value of the Employee’s Deferred Account balance is less than $50,000, the entire Deferred Account balance will be distributed as soon as administratively feasible to the employee as a single lump sum.

4.	Beneficiary Designation:

Beneficiary _____________________________

Social Security Number_____________

Contingent Beneficiary ____________________

Social Security Number_____________

If the Employee dies at any time with a valid beneficiary designation, the Employee’s entire Deferred Account balance will be distributed as soon as administratively feasible to the beneficiary as a single lump sum. If there is not valid beneficiary designation at the time of the participant’s death, the Employee’s entire Deferred Account balance will be distributed as soon as administratively feasible to the Employee’s estate in a single lump sum.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day first written above.

First Data Corporation	Employee

By	By

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First Data Corporation

Deferred Compensation Consolidation Election

THIS ELECTION, dated _____________________, is made by __________________ (the “Employee”). The Company has designated the Employee as a Participant in the Company’s Supplemental Incentive Savings Plan (the “Plan”), under which this Election is made. Under the terms of the Plan, the Employee may elect to transfer existing account balances (collectively, “Deferred Compensation”) under the Company’s Supplemental Savings Plan, Supplemental Savings Plan 2000, or Salary Deferral Plan (collectively, the “Deferral Plans”) to this Plan.

Deferred Compensation Consolidation Election

I the Employee, hereby elect to transfer my Deferred Compensation to my Deferred Account under the Plan. I acknowledge that all rights with respect to the Deferred Compensation under the terms of the Deferral Plan(s) will be null and void and that my rights with respect to the Deferred Compensation represented by those account balances will be governed exclusively by the terms and conditions of the Plan, including but not limited to the distribution election I make or have made under the Plan. I understand and acknowledge that if I make no other affirmative election, my account balance under the Plan, including all amounts transferred pursuant to this election, will be credited with earnings or losses based on the Plan’s Stable Value Investment Fund. I understand and acknowledge that my account balance in the plan is unfunded, represents a contractual obligation of the Company, that no assets are or will be set aside from the Company’s general assets to pay benefits under the Plan, and that I am an unsecured general creditor of the Company with respect to my interest in and benefits under the Plan.

[YES ☐] [NO ☐] [Initial one]

The Employee has executed this Election on the day first written above.

Employee Signature______________________________

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